Exhibit 15.3

Four Seasons Education (Cayman) Inc. Room 1301, Zi'an Building 309 Yuyuan Road, Jing'an District Shanghai 200040 People’s Republic of China

26 June 2025

Dear Sirs

Four Seasons Education (Cayman) Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Four Seasons Education (Cayman) Inc., an exempted company with limited liability incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of an annual report on Form 20-F for the year ended 28 February 2025 (“Form 20-F”)..

We hereby consent to the reference of our firm under the heading "Item 10. Additional Information – E. Taxation – Cayman Islands Taxation" in the Form 20-F.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP